UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2019

RAPT Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38997	47-3313701
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

561 Eccles Avenue South San Francisco, CA		94080
(Address of Principal Executive Offices)		(Zip Code)

(650) 489-9000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	RAPT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

On December 1, 2019, RAPT Therapeutics, Inc. (the “Company”) entered into a Collaboration and License Agreement (the “Agreement”) with Hanmi Pharmaceutical Co., Ltd, a corporation organized under the laws of the Republic of Korea (“Hanmi”), with an effective date of December 3, 2019 (the “Effective Date”), pursuant to which the Company granted Hanmi the exclusive rights to develop, manufacture and commercialize FLX475, the Company’s oral, small molecule CCR4 antagonist in development for the treatment of multiple cancers (the “Product”), with respect to human cancers (the “Field”) in the Republic of Korea, the Republic of China (Taiwan), and the People’s Republic of China, including the special administrative regions of Macau and Hong Kong (together, the “Territory”) and certain sublicense rights. In consideration of such rights, under the Agreement the Company will receive $10.0 million in an upfront payment and expected near-term milestone payment, and is eligible to receive (i) additional contingent payments of up to $108.0 million upon the achievement of specified milestones, consisting of up to $48.0 million based on the dosing of the first patient in a Phase 3 clinical trial in the Territory and the filing and approval of a new drug application in the Territory and up to $60.0 million based on annual net sales, and (ii) low double-digit royalties on future net sales of the Product in the Territory. Royalties will be payable on a product-by-product and country-by-country basis for a period commencing with the first commercial sale until the latest of (a) the expiration of the relevant patent right, (b) the expiration of regulatory or data exclusivity granted by the applicable governmental authority, and (c) 5 years from such first commercial sale (the “Royalty Term”); provided that the royalties will be reduced by 50% if the product in question is not covered by a valid claim during the Royalty Term in the applicable country.

The Agreement contains various representations and warranties, covenants and other provisions that are customary for a transaction of this nature. The representations, warranties and covenants contained in the Agreement were made only for purposes of the Agreement and as of specific dates, were solely for the benefit of the parties to the Agreement, and may be subject to limitations agreed upon by the parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts.

The term of the Agreement will continue until Hanmi’s royalty payment obligations have expired, unless sooner terminated by either party pursuant to the terms of the Agreement, including in connection with material breach by, or insolvency of, the other party.

The foregoing summary of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2019.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 4, 2019, the Board of Directors of the Company (the “Board”) appointed Mary Ann Gray, Ph.D. as member of the Board effective immediately to fill a vacancy on the Board for the term expiring at the Company’s 2020 Annual Meeting of Stockholders and until her successor is duly elected and qualified, or until her earlier death, resignation or removal. In connection with her appointment to the Board, Dr. Gray was appointed to the Audit Committee of the Board (the “Audit Committee”) as its chair effective as of December 4, 2019.

In accordance with the Company’s Amended and Restated Non-Employee Director Compensation Policy, Dr. Gray is entitled to receive a $35,000 annual retainer for service as a Board member and an additional $25,000 annual retainer for service as the chair of the Audit Committee. Effective as of December 4, 2019, Dr. Gray was granted an option to purchase 22,500 shares of common stock under the Company’s 2019 Equity Incentive Plan with an exercise price equal to $27.53. The option award will vest in a series of three successive equal annual installments over the three-year period measured from the date of grant, subject to Dr. Gray’s continued service as a director through the vesting date.

The Company also entered into the Company’s standard form of indemnification agreement with Dr. Gray. The indemnification agreement provides, among other things, that the Company will indemnify Dr. Gray for certain expenses which she may be required to pay in connection with certain claims to which she may be made a party by reason of her position as a director of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Amended and Restated Bylaws. The form of indemnification agreement was previously filed as Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (No. 333-232572), as amended, as filed on July 22, 2019, and is incorporated herein by reference.

There are no arrangements or understandings between Dr. Gray and any other persons pursuant to which she was elected as a director of the Company. There are no family relationships between Dr. Gray and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Dr. Gray and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAPT Therapeutics, Inc.

Dated: December 5, 2019	By:	/s/ Brian Wong, M.D., Ph.D.
Brian Wong, M.D., Ph.D.
President and Chief Executive Officer